Exhibit 99.1

CONTACT:	(206) 622-4191
Ernie Johnson, CEO
Michael Gats, CFO

Cutter & Buck Announces Quarterly Results Including Strong Increases in Sales and Profits

SEATTLE, December 7, 2006. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its second quarter ended October 31, 2006.

For the quarter ended October 31, we had the following results:

	2006	2005
	(in millions, except percentage and per share data)
Net sales	$37.3	$33.7
Gross profit	$17.5	$15.0
Gross margin	47.0%	44.6%
Net income	$2.5	$0.9
Diluted earnings per share	$0.23	$0.08

For the six months ended October 31, we had the following results:

	2006	2005
	(in millions, except percentage and per share data)
Net sales	$72.3	$63.4
Gross profit	$33.6	$29.1
Gross margin	46.5%	45.8%
Net income	$4.5	$3.0
Diluted earnings per share	$0.42	$0.26

Balance Sheet Summary:

	October 31, 2006	April 30, 2006	October 31, 2005
	(in millions)
Cash and short-term investments	$25.2	$20.1	$40.3
Accounts receivable	$19.6	$23.0	$19.5
Inventories	$29.5	$25.7	$25.0
Working capital	$64.9	$61.9	$65.4
Shareholders’ equity	$70.5	$67.0	$70.7

Financial Results and Management Viewpoint

“We are pleased to report our fourth consecutive quarter of sales increases. During the second quarter, net sales were $37.3 million, representing an increase of 10.7% over the same period in the prior year,” said Ernie Johnson, Chief Executive Officer. “As was the case in the first quarter, we experienced a sales increase in each of our individual business units,” continued Johnson. In addition to the sales increase, net income increased 177% from $0.9 million last year to $2.5 million this year. Our net income benefited from two nonrecurring items. Excluding those items, net income would have been approximately $2.1 million or $0.19 cents per share.

Second quarter sales in our corporate business unit were $14.8 million, a 5.9% increase over the same period in the prior year. “We introduced our upgraded Classics line about one year ago, and have had strong sales since that time. The response to the technical pieces in our CB ProTec line and our women’s companion pieces has also been very strong,” said Kaia Akre, President. During the first two quarters of the fiscal year, corporate sales were up 8.3%.

Golf sales were $7.7 million during the second quarter, a 4.6% increase over the same period in the prior year. “The response to our technical offerings continues to be strong in the golf sales channel as well,” said Johnson. “While the number of golf rounds played remains relatively flat this year, we continue to show year-over-year sales increases in our golf business unit. We believe this shows the strength of our product.”  Golf sales were up 2.8% for the six month period ending October 31, 2006.

Specialty retail sales of $9.9 million increased approximately $1.0 million, or 11.3%, during the second quarter compared to the same period in the prior year. This is attributable to growth in sales to select department stores that have expanded their assortment of Cutter & Buck products to include golf styles in addition to products specifically designed for the specialty retail channel. Sales also continued to grow with collegiate and pro sports teams and shops. However, the sales increases in these channels were partially offset by a decrease in our sales to big and tall retailers.  For the first two quarters of the fiscal year, sales in our specialty retail business unit increased $2.5 million or 17.1% over the same period in the previous year.

Sales in our consumer direct business unit of $2.5 million increased approximately $1.3 million during the quarter compared to the same period in the prior year, primarily related to the consumer catalog that we launched in September 2005. This second quarter represents the last quarter in which the prior year numbers do not include a full quarter of catalog-related sales. Fiscal year-to-date sales in the consumer direct business unit were $4.4 million, a $2.8 million increase over the same period in the previous year.

Second quarter sales were up 10.0% in our international & licensing business unit and up 1.3% in our other business unit compared to the same period in the prior year.

Gross margin during the quarter was 47.0%, a 240 basis-point increase from the previous year. “While we continued our use of air freight to meet higher than originally anticipated demand for our new Classics line, the impact was not as great during the second quarter as it was in the previous two quarters,” noted Michael Gats, Chief Financial Officer. In the previous year, we were in the process of selling relatively large quantities of discontinued Classics product at a discount due to the significant upgrade to that line. For the six month period ended October 31, 2006, gross margin was 46.5%, a 70 basis point improvement over the same period in the previous fiscal year. We continue to expect our gross margin to remain in the 44%-48% range.

Second quarter selling, general and administrative expenses of $13.8 million were 37.1% of sales compared to the prior year of $13.6 million or 40.4% of sales. The $0.2 million increase in expenses during the quarter was primarily attributable to our consumer catalog and e-commerce operations as well as commissions and other incentive-based compensation resulting from our increased sales and profitability during the quarter.

During the second quarter, we recognized two nonrecurring credits on a pretax basis:  $0.2 million included in selling, general and administrative expenses related to an insurance recovery, and $0.4 million included in restructuring expense related to our sublease of warehouse space. There were no significant nonrecurring items during the first quarter of fiscal 2007. During the second quarter of the previous year, we recognized a credit of $0.2 million from restatement expenses and a credit of $0.2 million from restructuring expenses. In the first two quarters combined last year, restatement and restructure credits totaled $0.8 million.

Net income for the second quarter was $2.5 million or $0.23 per diluted share, compared to $0.9 million, or $0.08 per diluted share, in the same period last year. Excluding the nonrecurring items in the current and prior years, net income would have been $2.1 million, or $0.19 per diluted share in the second quarter this year compared to $0.7 million or $0.06 per diluted share in the previous year. For the six month period ended October 31, 2006, net income excluding the nonrecurring items this year would have been $4.1 million or $0.38 per diluted share. In the previous year, excluding the restatement and restructuring credits, net income would have been $2.4 million or $0.22 per diluted share for the six months ending October 31, 2005.

Our balance sheet remains strong with cash and short-term investments of $25.2 million as of the end of the quarter and no debt. During the first six months of the fiscal year, we generated $6.2 million of free cash flow (defined as net cash provided by operating activities less purchases of furniture and equipment). Accounts receivable were up slightly compared to the same quarter last year. However, our sales increased at a rate greater than the increase in accounts receivable, resulting in our days sales decreasing from 51 days last year to 47 days this year. Our inventory balance increased over the second quarter balance last year as we continued to increase our Classics inventory. Days sales in inventory increased from 131 days during the second quarter last year to 137 days this year.

Quarterly Dividend Announced

Cutter & Buck announced that its board of directors approved a $0.07 per share quarterly dividend payable on January 5, 2007, to shareholders of record on December 21, 2006.

Final Comments

CEO Ernie Johnson concluded, “We are very pleased with our results for the first half of this fiscal year. Net sales are up almost 14% on the strength of our new and innovative products and our expanded presence in the specialty retail and direct to consumer channels. Our latest results are a continuation of what we experienced during the second half of last year when we began shipping our new products and launched our consumer catalog.

“Looking forward to the second half of this fiscal year, we continue to anticipate year-over-year sales growth, however, not at the same pace as the first half of the year. Starting in the third quarter, the comparable period will include the positive impact from sales of our upgraded product offering and a full quarter of catalog sales.

“We remain focused on providing high quality, innovative products to our customers that we believe will continue to provide profitable growth to the company.”

Conference Call Information

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, December 7, 2006. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through February 7, 2007. The call can also be accessed at 1-800-642-1687, ID #3104738 through February 7, 2007.

Statements made in this news release that are not historical facts are forward-looking statements, including projected gross margins, anticipated sales growth, anticipated demand for our new products,   and trends in the company’s operations . Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements. Specifically, there are a number of important factors that could cause actual future results to differ materially from those anticipated by any forward looking statements. Those factors include, but are not limited to the following: our ability to control costs and expenses, including costs associated with the ongoing upgrade of some of our computer systems and our marketing initiatives and costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; our ability to maintain our relationships with our sponsored professional golfers;  relations with and performance of suppliers; our ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate our chosen distribution channels; our ability to appropriately price our products; the number of  golf rounds played, which may be impacted by severe weather-related disasters and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; identifying, attracting, and retaining employees, including key management personnel; political and trade relations; the overall level of consumer spending on apparel; and global economic and political conditions, including impacts of increasing oil prices, disease and terrorism and responses thereto, including war. Additional information on these and other factors, which could affect our financial results, are included in our Securities and Exchange Commission filings, including those risk factors disclosed in Item 1A of our Annual Report on Form 10-K. Finally, there may be other factors not mentioned above or included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events, or developments, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand name. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet business channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Table A: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
	(in thousands, except share and per share amounts)
Net sales	$37,281	$33,669	$72,253	$63,410
Cost of sales	19,745	18,651	38,640	34,347
Gross profit	17,536	15,018	33,613	29,063

Operating expenses:
Selling, general and administrative	13,846	13,596	26,451	24,512
Depreciation	678	750	1,320	1,416
Restructuring expenses	(401)	(195)	(401)	(195)
Restatement expenses	—	(165)	—	(648)
Total operating expenses	14,123	13,986	27,370	25,085
Operating income	3,413	1,032	6,243	3,978

Interest income (expense)
Interest income	323	345	635	653
Interest expense	—	(1)	—	(9)
Net interest income (expense)	323	344	635	644
Pre-tax income	3,736	1,376	6,878	4,622
Income tax expense	1,267	485	2,367	1,629
Net income	$2,469	$891	$4,511	$2,993

Basic earnings per share:	$0.23	$0.08	$0.43	$0.27
Diluted earnings per share:	$0.23	$0.08	$0.42	$0.26

Shares used in computation of:
Basic earnings per share	10,519,680	11,044,913	10,501,470	11,104,655
Diluted earnings per share	10,705,896	11,286,158	10,700,790	11,362,172

Table B: Summary of Net Sales by Business Unit

	Three Months Ended October 31,			Percent
	2006	2005	Increase	Change
	(in thousands, except percent change)
Corporate	$14,819	$13,995	$824	5.9%
Golf	7,656	7,322	334	4.6
Specialty Retail	9,893	8,885	1,008	11.3
Direct to Consumer	2,495	1,149	1,346	117.1
International & Licensing	887	806	81	10.0
Other	1,531	1,512	19	1.3
Total	$37,281	$33,669	$3,612	10.7%

	Six Months Ended October 31,			Percent
	2006	2005	Increase	Change
	(in thousands, except percent change)
Corporate	$30,045	$27,737	$2,308	8.3%
Golf	15,633	15,213	420	2.8
Specialty Retail	16,825	14,363	2,462	17.1
Direct to Consumer	4,436	1,638	2,798	170.8
International & Licensing	1,694	1,554	140	9.0
Other	3,620	2,905	715	24.6
Total	$72,253	$63,410	$8,843	13.9%

Table C: Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)

	October 31, 2006	April 30, 2006	October 31, 2005
		(audited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,545	$7,808	$17,049
Short-term investments	17,649	12,314	23,260
Accounts receivable	19,603	22,993	19,511
Inventories	29,535	25,659	24,984
Other current assets	4,707	4,782	5,565
Total current assets	79,039	73,556	90,369

Furniture and equipment, net	6,437	6,428	6,675
Other assets	1,645	1,709	1,726
Total assets	$87,121	$81,693	$98,770

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,933	$5,767	$4,202
Dividend payable	—	—	14,653
Accrued liabilities	7,213	5,934	6,109
Total current liabilities	14,146	11,701	24,964

Long-term liabilities	2,515	3,006	3,125

Total shareholders’ equity	70,460	66,986	70,681
Total liabilities and shareholders’ equity	$87,121	$81,693	$98,770

Table D: Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
	(in thousands)
Operating activities:
Net income	$2,469	$891	$4,511	$2,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	710	764	1,366	1,443
Noncash restructuring expenses	(401)	(195)	(401)	(195)
Deferred income taxes	(77)	35	(38)	113
Stock-based compensation	36	23	92	47
Tax benefit from exercise of stock options	14	24	55	189
Loss on fixed asset disposal	4	40	4	40
Changes in assets and liabilities:
Accounts receivable, net	(1,104)	(1,323)	3,390	2,303
Inventories, net	38	3,703	(3,876)	414
Prepaid expenses and other assets	283	(13)	145	(360)
Accounts payable, accrued liabilities and other liabilities	393	(1,820)	2,355	(358)
Income tax receivable	(775)	(29)	(15)	383
Net cash provided by operating activities	1,590	2,100	7,588	7,012

Investing activities:
Purchases of furniture and equipment	(877)	(732)	(1,379)	(1,424)
Purchases of short-term investments	(9,164)	(10,895)	(24,844)	(37,203)
Maturities of short-term investments	11,740	17,910	19,556	42,774
Net cash provided by (used in) investing activities	1,699	6,283	(6,667)	4,147

Financing activities:
Payment of dividends	(738)	(774)	(1,474)	(1,559)
Issuance of common stock	55	110	376	593
Repurchases of common stock	—	(3,488)	(153)	(4,804)
Excess tax benefit from exercises of stock options	—	—	67	—
Principal payments under capital lease obligations	—	(27)	—	(92)
Net cash used in financing activities	(683)	(4,179)	(1,184)	(5,862)

Net increase (decrease) in cash and cash equivalents	2,606	4,204	(263)	5,297
Cash and cash equivalents, beginning of period	4,939	12,845	7,808	11,752
Cash and cash equivalents, end of period	$7,545	$17,049	$7,545	$17,049